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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 29, 1999

                                     AMONG

                             TELOGY NETWORKS, INC.,

                         TEXAS INSTRUMENTS INCORPORATED

                                      AND

                             TNI ACQUISITION CORP.
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                               TABLE OF CONTENTS

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                                                                               PAGE
                                                                               ----
ARTICLE I  THE MERGER.......................................................     2
  SECTION 1.1   The Merger..................................................     2
  SECTION 1.2   Effective Time..............................................     2
  SECTION 1.3   Closing of the Merger.......................................     2
  SECTION 1.4   Effects of the Merger.......................................     2
  SECTION 1.5   Certificate of Incorporation and Bylaws.....................     2
  SECTION 1.6   Directors...................................................     2
  SECTION 1.7   Officers....................................................     3
ARTICLE II  CONVERSION OF SECURITIES........................................     3
  SECTION 2.1   Conversion of Shares........................................     3
  SECTION 2.2   Stock Options...............................................     4
  SECTION 2.3   Exchange Fund...............................................     5
  SECTION 2.4   Exchange Procedures.........................................     5
  SECTION 2.5   Distributions with Respect to Unsurrendered Certificates....     6
  SECTION 2.6   No Further Ownership Rights in Company Common Stock.........     6
  SECTION 2.7   No Fractional Shares of Parent Common Stock.................     6
  SECTION 2.8   Termination of Exchange Fund................................     7
  SECTION 2.9   No Liability................................................     7
  SECTION 2.10  Investment of the Exchange Fund.............................     7
  SECTION 2.11  Lost Certificates...........................................     7
  SECTION 2.12  Withholding Rights..........................................     7
  SECTION 2.13  Stock Transfer Books........................................     8
  SECTION 2.14  Affiliates..................................................     8
  SECTION 2.15  Appraisal Rights............................................     8
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................     8
  SECTION 3.1   Organization and Qualification; Subsidiaries................     9
  SECTION 3.2   Capitalization of the Company and Its Subsidiaries..........     9
                Authority Relative to This Agreement; Consents and
  SECTION 3.3   Approvals...................................................    10
  SECTION 3.4   Financial Statements; Accounts Receivable...................    11
  SECTION 3.5   No Undisclosed Liabilities..................................    11
  SECTION 3.6   Absence of Changes..........................................    12
  SECTION 3.7   Information Supplied........................................    13
  SECTION 3.8   Consents and Approvals......................................    14
  SECTION 3.9   No Default..................................................    14
  SECTION 3.10  Real Property...............................................    15
  SECTION 3.11  Litigation..................................................    15
  SECTION 3.12  Permits.....................................................    15
  SECTION 3.13  Employee Plans..............................................    16
  SECTION 3.14  Labor Matters...............................................    18
  SECTION 3.15  Environmental Matters.......................................    19
  SECTION 3.16  Tax Matters.................................................    20
  SECTION 3.17  Absence of Questionable Payments............................    23
  SECTION 3.18  Material Contracts..........................................    23
  SECTION 3.19  Insurance...................................................    24
  SECTION 3.20  Subsidies...................................................    24
  SECTION 3.21  Intellectual Property.......................................    24
  SECTION 3.22  Software....................................................    26
  SECTION 3.23  Year 2000...................................................    27
  SECTION 3.24  Brokers.....................................................    28

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
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
  SECTION 3.25  Accounting Matters; Tax Treatment...........................    28
  SECTION 3.26  Product Liability; Recalls..................................    28
  SECTION 3.27  Customers, Suppliers and Vendors............................    29
  SECTION 3.28  Takeover Statute............................................    29
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........
                                                                                29
  SECTION 4.1   Organization................................................    30
  SECTION 4.2   Authority Relative to This Agreement........................    30
  SECTION 4.3   SEC Reports; Financial Statements...........................    30
  SECTION 4.4   Information Supplied........................................    31
  SECTION 4.5   Consents and Approvals; No Violations.......................    31
  SECTION 4.6   No Prior Activities.........................................    32
  SECTION 4.7   Brokers.....................................................    32
  SECTION 4.8   Accounting Matters; Tax Treatment...........................    32
ARTICLE V  COVENANTS RELATED TO CONDUCT OF BUSINESS.........................    32
  SECTION 5.1   Conduct of Business of the Company..........................    32
  SECTION 5.2   Access to Information.......................................    35
  SECTION 5.3   Performance Reviews.........................................    36
ARTICLE VI  ADDITIONAL AGREEMENTS...........................................    36
  SECTION 6.1   Preparation of S-4 and the Proxy Statement..................    36
  SECTION 6.2   Letters of Accountants......................................    37
  SECTION 6.3   Meeting.....................................................    37
  SECTION 6.4   Reasonable Best Efforts.....................................    37
  SECTION 6.5   Acquisition Proposals.......................................    38
  SECTION 6.6   Public Announcements........................................    40
  SECTION 6.7   Indemnification.............................................    40
  SECTION 6.8   Notification of Certain Matters.............................    41
  SECTION 6.9   Tax-Free Reorganization Treatment...........................    41
  SECTION 6.10  Employee Matters............................................    41
  SECTION 6.11  Affiliate Letters...........................................    42
  SECTION 6.12  SEC and Other Filings.......................................    42
  SECTION 6.13  Fees and Expenses...........................................    42
  SECTION 6.14  Obligations of Merger Sub...................................    43
  SECTION 6.15  Listing of Stock............................................    43
  SECTION 6.16  Antitakeover Statutes.......................................    43
  SECTION 6.17  No Solicitation.............................................    43
ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE MERGER.......................    43
                Conditions to Each Party's Obligations to Effect the
  SECTION 7.1   Merger......................................................    43
  SECTION 7.2   Conditions to the Obligations of Parent and Merger Sub......    44
  SECTION 7.3   Conditions to the Obligations of the Company................    45
ARTICLE VIII  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
              AGREEMENTS; ESCROW PROVISIONS.................................    46
                Survival of Representations, Warranties, Covenants and
  SECTION 8.1   Agreements..................................................    46
  SECTION 8.2   Escrow Provisions...........................................    47
  SECTION 8.3   Stockholder Agent of the Stockholders; Power of Attorney....    50
  SECTION 8.4   Third-Party Claims..........................................    50
  SECTION 8.5   Depositary Agent's Duties...................................    51
ARTICLE IX  TERMINATION; AMENDMENT; WAIVER..................................    53
  SECTION 9.1   Termination by Mutual Agreement.............................    53
  SECTION 9.2   Termination by Either Parent or the Company.................    53
  SECTION 9.3   Termination by the Company..................................    54

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
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
  SECTION 9.4   Termination by Parent.......................................    54
  SECTION 9.5   Effect of Termination and Abandonment.......................    54
  SECTION 9.6   Amendment...................................................    55
  SECTION 9.7   Extension; Waiver...........................................    55
ARTICLE X  MISCELLANEOUS....................................................    55
  SECTION 10.1  Entire Agreement; Assignment................................    55
  SECTION 10.2  Notices.....................................................    56
  SECTION 10.3  Governing Law...............................................    57
  SECTION 10.4  Descriptive Headings........................................    57
  SECTION 10.5  Parties in Interest.........................................    57
  SECTION 10.6  Severability................................................    57
  SECTION 10.7  Specific Performance........................................    58
  SECTION 10.8  Counterparts................................................    58
  SECTION 10.9  Interpretation..............................................    58
  SECTION
     10.10      Definitions.................................................    59

EXHIBITS
Voting Agreement                                        A
Affiliate Letter                                        B
Company Certificate                                     C
Parent Certificate                                      D
Employment Agreement                                    E

                                       iii
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                           GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
Acquisition Proposal........................................           6.5(a)
Antitrust Law...............................................           6.4(b)
Assumed Stock Option........................................              2.2
Average Parent Stock Price..................................           2.1(b)
beneficial ownership........................................         10.10(a)
beneficially own............................................         10.10(a)
Benefit Plans...............................................       3.13(a)(i)
Certificate of Merger.......................................              1.2
Certificates................................................              2.4
Closing.....................................................              1.3
Closing Date................................................              1.3
Code........................................................         Recitals
Company.....................................................         Preamble
Company Affiliate Agreements................................         Recitals
Company Board...............................................           3.3(b)
Company Capital Stock.......................................         10.10(b)
Company Common Stock........................................           2.1(b)
Company Disclosure Schedule.................................      Article III
Company Option Plans........................................              2.2
Company Permits.............................................             3.12
Company Requisite Vote......................................           3.3(b)
Company Securities..........................................           3.2(a)
Company Stock Option........................................              2.2
Company Stockholder Meeting.................................              6.3
Confidentiality Agreement...................................           5.2(c)
Defect......................................................          3.26(b)
Depositary Agent............................................           8.2(a)
DGCL........................................................              1.1
Dissenting Shares...........................................             2.15
Dissenting Stockholders.....................................             2.15
DOJ.........................................................           6.4(b)
Effective Time..............................................              1.2
Employee Arrangements.......................................          3.13(b)
Environmental Costs and Liabilities.........................       3.15(a)(i)
Environmental Law...........................................      3.15(a)(ii)
ERISA.......................................................       3.13(a)(i)
Escrow Amount...............................................           8.2(a)
Escrow Fund.................................................           8.2(a)
Escrow Period...............................................           8.2(c)
Exchange Act................................................              2.2
Exchange Agent..............................................              2.3
Exchange Fund...............................................              2.3
Exchange Ratio..............................................           2.1(b)
Expenses....................................................             6.13
Expiration Date.............................................              8.1
Financial Statements........................................           3.4(a)
FTC.........................................................           6.4(b)
GAAP........................................................           3.4(a)
Governmental Entity.........................................              3.8

                                       iv
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
DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
Hazardous Material..........................................     3.15(a)(iii)
HSR Act.....................................................              3.8
Indemnified Liabilities.....................................              6.7
Indemnified Parties.........................................              6.7
Intellectual Property.......................................          3.21(a)
Interim Balance Sheet.......................................           3.4(a)
IRS.........................................................          3.13(b)
know........................................................         10.10(c)
knowledge...................................................         10.10(c)
Law.........................................................              3.9
Lien........................................................         10.10(d)
Losses......................................................       8.2(e)(ii)
Material Adverse Effect.....................................         10.10(e)
Material Contracts..........................................          3.18(a)
Merger......................................................              1.1
Merger Sub..................................................         Preamble
New Shares..................................................       8.2(d)(ii)
Notices.....................................................          3.26(a)
NYSE........................................................           2.1(b)
Officer's Certificate.......................................        8.2(e)(i)
Outstanding Shares..........................................        2.1(b)(i)
Parent......................................................         Preamble
Parent Board................................................           4.2(b)
Parent Common Stock.........................................         Recitals
Parent Disclosure Schedule..................................       Article IV
Parent SEC Reports..........................................              4.3
Permitted Lien..............................................         10.10(f)
person......................................................         10.10(g)
Product.....................................................          3.26(b)
Proxy Statement.............................................              3.7
Real Property Leases........................................          3.10(b)
Recalls.....................................................          3.26(a)
Release.....................................................      3.15(a)(iv)
Remedial Action.............................................       3.15(a)(v)
Representatives.............................................              8.1
S-4.........................................................              3.7
Scheduled Intellectual Property.............................          3.21(a)
SEC.........................................................              2.2
Securities Act..............................................             2.14
Series A Preferred Stock....................................           3.2(a)
Series B Preferred Stock....................................           3.2(a)
Share(s)....................................................           2.1(b)
Share Consideration.........................................           2.1(b)
Software....................................................          3.22(a)
Stockholder Agent...........................................           8.3(a)
subsidiary..................................................         10.10(h)
Surviving Corporation.......................................              1.1
Systems.....................................................          3.23(e)
Takeover Statutes...........................................             3.28
Tax(es).....................................................          3.16(a)

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
DEFINED TERMS                                                  DEFINED IN SECTION
-------------                                                  ------------------
Tax Returns.................................................          3.16(a)
Termination Date............................................           9.2(a)
Third Party Claim...........................................              8.4
Voting Agreements...........................................         Recitals
WARN........................................................          3.14(d)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of May 29, 1999, is among Telogy Networks, Inc., a Delaware corporation (the "Company"), Texas Instruments Incorporated, a Delaware corporation ("Parent"), and TNI Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"). Certain capitalized and non-capitalized terms used herein are defined in
Section 10.10.

                                    RECITALS

     WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and declared the Merger advisable and fair to, and in the best interests of, their respective stockholders;

     WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock, par value $1.00 per share, of Parent (together with any associated right to acquire shares of Cumulative Preferred Stock of Parent pursuant to Parent's Rights Plan) (collectively, "Parent Common Stock");

     WHEREAS, a portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon the occurrence of certain events and the satisfaction of certain conditions, all as set forth in Article VIII;

     WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into (i) a voting agreement in the form attached hereto as Exhibit A ("Voting Agreement") pursuant to which, among other things, such stockholders have agreed to vote all shares of capital stock of the Company owned by them in favor of the Merger and (ii) Company Affiliate Agreements in the form attached hereto as Exhibit B ("Company Affiliate Agreements") pursuant to which, among other things, such stockholders have agreed to refrain from selling shares of Company Capital Stock or Parent Common Stock during a specified period prior to and following consummation of the Merger;

     WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests"; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the

Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

     SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, or at such other time, date or place as agreed to in writing by the parties hereto.

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation and Bylaws. Effective immediately following the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Effective immediately following the Merger, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     SECTION 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

     SECTION 1.7 Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.1  Conversion of Shares.

     (a) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

     (b) At the Effective Time, each share of the Company's common stock, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (including the shares of Company Common Stock issuable upon conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock) (individually, a "Share" and collectively, the "Shares") (other than (i) Shares held by the Company and (ii) Shares held by Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into and be exchangeable for the right to receive the number (rounded to the nearest ten thousandth) of fully paid and non-assessable shares of Parent Common Stock, equal to the Exchange Ratio. For purposes of this Agreement, the "Exchange Ratio" shall be determined as follows:

          (i) if the Average Parent Stock Price is greater than or equal to $102.44, the Exchange Ratio shall be the quotient derived by dividing (x) 4,100,000 by (y) the aggregate of all Company Common Stock outstanding immediately prior to the Effective Time (including all Company Common Stock issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock) and all Company Common Stock issuable under stock options outstanding immediately prior to the Effective Time, whether vested or unvested (collectively, the "Outstanding Shares");

          (ii) if the Average Parent Stock Price is less than $102.44 but greater than $84.00, the Exchange Ratio shall be determined by dividing (x) the dollar amount derived by dividing $420,000,000 by the Outstanding Shares by (y) the Average Parent Stock Price; and

          (iii) if the Average Parent Stock Price is equal to or less than $84.00, the Exchange Ratio shall be the quotient derived by dividing (x) 5,000,000 by (y) the Outstanding Shares.

All such shares of Parent Common Stock issued pursuant to this Section 2.1(b), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7, are referred to herein as the "Share Consideration". As used herein, the "Average Parent Stock Price" means the average of the daily high and low sales prices, regular way, of one share of Parent Common Stock (rounded to the nearest ten thousandth) on the New York Stock Exchange ("NYSE") (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period ending on the second trading day prior to the Effective Time.

     (c) Each Share of Company Capital Stock owned by the Company shall become one share of treasury stock of the Surviving Corporation. Each Share of Company Capital Stock owned by Parent shall be contributed to Merger Sub immediately prior to the Effective Time and all shares held by Merger Sub, including any shares so contributed, shall become one share of treasury stock of the Surviving Corporation.

     (d) If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event, the calculation of the Exchange Ratio and the Average Parent Stock Price shall be correspondingly adjusted to the extent necessary to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or such similar event.

     SECTION 2.2 Stock Options. As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company's Amended and Restated 1990 Stock Option Plan and the Company's 1996 Directors Stock Option Plan (collectively, the "Company Option Plans")) shall take such action as may be required to effect the following provisions of this Section 2.2. Subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of the Effective Time each option to purchase shares of Company Common Stock pursuant to the Company Option Plans (a "Company Stock Option") which is then outstanding shall be assumed by Parent and converted into an option (or a new substitute option shall be granted) (an "Assumed Stock Option") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (x) the number of shares subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, each Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to such converted Company Stock

Option immediately prior to the Effective Time. Promptly after the Effective Time, Parent shall use its reasonable best efforts to prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding. Parent shall take all corporate action necessary to reserve for issuance under an appropriate stock option plan of Parent a sufficient number of shares of Parent Common Stock for delivery upon exercise of the options described above.

     SECTION 2.3 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Share Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Shares less the shares of Parent Common Stock constituting the Escrow Fund (which will be deposited with the Depositary Agent pursuant to the provisions of Article VIII) and an estimated amount of cash sufficient to pay the cash payable in lieu of fractional shares pursuant to Section 2.7. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     SECTION 2.4 Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three business days after the Effective Time), the Surviving Corporation shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of such Certificates in exchange for the Share Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 2.1 (after taking into account all Shares then held by such holder) and
(B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any dividends and other distributions pursuant to Section 2.5 and cash in lieu of fractional shares pursuant to Section 2.7. No interest will be paid or will accrue on any cash payable pursuant to Section 2.5 or Section 2.7. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

     SECTION 2.5 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

     SECTION 2.6 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

     SECTION 2.7  No Fractional Shares of Parent Common Stock.

     (a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Parent and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     SECTION 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1 and Section 2.4, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of parent Common Stock to which such holders are entitled pursuant to
Section 2.5. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     SECTION 2.9 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     SECTION 2.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     SECTION 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity by such person against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Share Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     SECTION 2.12 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Share Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 2.13 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Share Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

     SECTION 2.14 Affiliates. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations until such person has executed and delivered to Parent the written agreement contemplated by Section 6.11.

     SECTION 2.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (the "Dissenting Shares"), which stockholders comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Share Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Share Consideration without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Share Consideration pursuant to Section 2.1(b).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

     SECTION 3.1  Organization and Qualification; Subsidiaries.

     (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

     (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any other entity or any other investment in any other entity.

     (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) The Company has heretofore made available to Parent accurate and complete copies of the certificate of incorporation and bylaws (or other similar organizational and governing documents), as currently in effect, of the Company and each of its subsidiaries.

     SECTION 3.2  Capitalization of the Company and Its Subsidiaries.

     (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 2,500,000 shares are designated Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), and 850,000 shares are designated Series B Preferred Stock, par value $.01 per share ("Series B Preferred Stock"). As of the date hereof, there are issued and outstanding 3,647,822 shares of Company Common Stock, 2,468,194 shares of Series A Preferred Stock and 710,282 shares of Series B Preferred Stock, and there are no shares held in the Company's treasury. A true and complete list of record holders of the issued and outstanding Company Common Stock, Series A Preferred Stock and Series B Preferred Stock as of the date hereof is set forth in Section
3.2 of the Company Disclosure Schedule. As of and immediately prior to the Effective Time, all outstanding shares of Series A Preferred Stock will be converted, in accordance with their terms, into shares of Company Common Stock, and all outstanding shares of Series B Preferred Stock will be converted, in accordance with their terms, into shares of Company Common Stock. All of the issued and outstanding Shares have been validly issued, and are duly authorized, fully paid, non-assessable and free of preemptive rights. As of the date hereof, 2,364,858 shares are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Option Plans. Since December 31, 1998, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the

Company; and (iv) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (including, stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company (other than the Voting Agreement). Section 3.2 of the Company Disclosure Schedule sets forth true and complete information regarding the current exercise price, the date of grant and the number of Company Stock Options granted for each holder of Company Stock Options. Following the Effective Time and conversion of the Company Stock Options into options to acquire shares of Parent Common Stock in accordance with Section 2.2, in accordance with the Company Option Plans, no holder of Company Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Company Stock Options.

     (b) All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including, any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem, or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.

     SECTION 3.3  Authority Relative to This Agreement; Consents and Approvals.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the Company Requisite Vote). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of the Company (the "Company Board") has, by unanimous vote of those present (who constituted 100% of the directors then in office), duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement. The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval of the holders of (A) Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) and (B) Shares representing a majority of the Series A Preferred Stock (voting as a separate class), in each case as of the record date for the Company (the "Company Requisite Vote"), are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

     SECTION 3.4  Financial Statements; Accounts Receivable.

     (a) The Company has made available to Parent (i) copies of the audited balance sheets of the Company as of December 31, 1998, December 31, 1997 and December 31, 1996, together with the related audited statements of income, stockholders' equity and changes in cash flow for the fiscal years ended December 31, 1998, December 31, 1997 and December 31, 1996, and the notes thereto, and (ii) copies of the unaudited balance sheet of the Company, as of March 31, 1999 (the "Interim Balance Sheet"), together with the related unaudited consolidated statements of income and changes in cash flow for the three-month period ended on such date (such audited financial statements and unaudited interim financial statements being hereinafter referred to as the "Financial Statements"). The Financial Statements, including the notes thereto,
(A) were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby, and (B) present fairly in all material respects the financial position, results of operations and changes in cash flow of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to normal year-end audit adjustments).

     (b) The accounts receivable of the Company and its subsidiaries as set forth on the Interim Balance Sheet or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; to the Company's knowledge, are not subject to valid defenses, set-offs or counterclaims; and, to the Company's knowledge, are collectible at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection of doubtful accounts on the Interim Balance Sheet. The allowance for collection of doubtful accounts on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

     SECTION 3.5 No Undisclosed Liabilities. There are no material liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities disclosed, provided for or reserved against in the Financial Statements; (b) liabilities arising in the ordinary course of business after the date of the Interim Balance Sheet, which are not material to the financial position of the Company; and (c) liabilities under this Agreement.

     SECTION 3.6 Absence of Changes. Since December 31, 1998, the Company and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

          (a) any event, occurrence or development which has had or would have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any subsidiary, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any Company or subsidiary securities;

          (c) any amendment of any term of any outstanding security of the Company or any of its subsidiaries that would materially increase the obligations of the Company or any such subsidiary under such security;

          (d) (i) any incurrence or assumption by the Company or any subsidiary of any indebtedness for borrowed money (or any renewals, replacements, or extensions that do not increase the aggregate commitments thereunder) except (A) in the ordinary and usual course of business consistent with past practice or (B) in connection with (x) any acquisition or capital expenditure permitted by Section 5.1 or (y) the transactions contemplated hereby, or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by the Company or any of its subsidiaries for the obligations of any other person (other than any wholly owned subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

          (e) any creation or assumption by the Company or any of its subsidiaries of any material Lien on any material asset of the Company or any of its subsidiaries other than Permitted Liens or those material Liens created or assumed in the ordinary and usual course of business consistent with past practice;

          (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its subsidiaries other than (i) any acquisition permitted by Section 5.1, (ii) loans, advances, or capital contributions to or investments in wholly owned subsidiaries of the Company or (iii) loans or advances to employees of the Company or any of its subsidiaries made in the ordinary and usual course of business consistent with past practice;

          (g) (i) any contract or agreement entered into by the Company or any of its subsidiaries on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any of its subsidiaries of any contract, license or other right (including, any insurance policy naming it as a beneficiary or a loss payable payee) that has had or would have, individually or in the aggregate, a Material Adverse Effect on the Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary and usual course of business consistent with past practice and those contemplated by this Agreement;

          (h) any material change in any method of accounting or accounting principles or practice by the Company or any of its subsidiaries, except for any such change required by reason of a change in GAAP;

          (i) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries;
     (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees of the Company or any of its subsidiaries in the ordinary and usual course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices;

          (j) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Benefit Plan or Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law;

          (k) any entering into of any contract with an officer, director, employee, agent or other similar representative of the Company or any of its subsidiaries that (i) is not terminable, without penalty or other liability, upon 60 calendar days' or less notice or (ii) involves payments in excess of $25,000 (or in excess of $75,000 in the case of executive search firms); or

          (l) any (i) making or revoking of any material election relating to Taxes, (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes.

     SECTION 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement pursuant to the Merger (the "S-4"), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the Company Stockholder Meeting to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the Company

Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.

     SECTION 3.8 Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than filings, notices, permits, authorizations, consents and approvals, the failure of which to obtain does not have and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.9 No Default. Neither the Company nor any of its subsidiaries is in violation of any term of (i) its certificate of incorporation or bylaws (or other similar organizational or governing documents), (ii) any Material Contract, or (iii) any domestic or foreign law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, its subsidiaries or any of their respective assets or properties, the consequence of which violation (A) does have or would have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) does or would prevent or materially delay the performance of this Agreement by the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (A) result in any violation of or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, (i) the certificate of incorporation or bylaws (or other similar organizational or governing documents) of the Company or any of its subsidiaries, (ii) any Company Permit or Material Contract, or (iii) any Law applicable to the Company or its subsidiaries, or their respective assets or properties, or (B) result in the creation of (or impose any obligation on the Company or any of its subsidiaries to create) any Lien (other than Permitted Liens) upon any of the assets or properties of the Company or any of its subsidiaries pursuant to any such term, excluding from the clauses (A)(ii) and (iii) and (B) such events as would not have a Material Adverse Effect on the Company.

     SECTION 3.10  Real Property.

     (a) None of the Company or its subsidiaries owns any real property.

     (b) Section 3.10 of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries is a party or pursuant to which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore made available to Parent true, correct and complete copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms, and is in full force and effect except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. To the knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or the landlord exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Taxes and general and special assessments not in default and payable without penalty and interest, and (ii) Permitted Liens. No party to any such Real Property Lease has given written notice to the Company or any of its subsidiaries of or made a claim in writing against the Company or any of its subsidiaries in respect of any breach or default thereunder.

     SECTION 3.11 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective assets or properties which (a) has or would have, individually or in the aggregate, a Material Adverse Effect on the Company or (b) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement. None of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which has or would have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against any current or former officer, director, employee or agent of the Company or any of its subsidiaries (in his or her capacity as such) which does or would give rise to a claim for contribution or indemnification against the Company or any of its subsidiaries.

     SECTION 3.12 Permits. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, other than such permits, licenses, variances, exemptions, orders, or approvals the failure to hold which does not have and would not have, individually or in the aggregate, a Material Adverse Effect on the Company (the "Company Permits"). The Company and its subsidiaries are in material compliance with the terms of the Company Permits. To the Company's knowledge, no investigation or review by any Governmental Entity in respect of the Company or its subsidiaries is pending or threatened, and the Company has not received written notice from any Governmental Entity of its intention to conduct the same.

     SECTION 3.13  Employee Plans.

     (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of:

          (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company or any of its subsidiaries has any obligation or liability, contingent or otherwise (the "Benefit Plans");

          (ii) all employees and consultants of the Company and its subsidiaries, including the base salary for each such person; and

          (iii) all stock option plans or bonus plans or other plans or arrangements with any employee or consultant of the Company or its subsidiaries which is non-standard.

Benefit Plans and Employee Arrangements which cover current or former employees, officers, or directors (or their equivalent) of the Company or any of its subsidiaries are separately identified, by the applicable country, on Section 3.13(a) of the Company Disclosure Schedule.

     (b) In respect of each Benefit Plan and each employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, stock award, stock option, stock purchase, educational assistance or employee loan agreement under which the Company or any of its subsidiaries has any obligation or liability (contingent or otherwise) (the "Employee Arrangements"), a complete and correct copy of each of the following documents (if applicable) has been made available to

Parent: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service ("IRS") determination letter; (v) the forms of stock option grant agreements used to make grants under the Company Option Plans; (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto; and (vii) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112). The Company has no stock purchase plans.

     (c) None of the Benefit Plans is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multi-employer plan described in
Section 3(37) of ERISA, and the Company and its subsidiaries do not have any obligation or liability (contingent or otherwise) in respect of any such plans. The Company and its subsidiaries are not members of a group of trades or businesses (other than the Company and its subsidiaries) under common control or treated as a single employer pursuant to Section 414 of the Code.

     (d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, so qualify. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its subsidiaries, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

     (e) All contributions or other payments required to have been made by the Company and its subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

     (f) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws. The Company believes that no individual who has performed services for the Company or any of its subsidiaries has been improperly excluded from participation in any Benefit Plan or Employee Arrangement.

     (g) There are no pending or, to the Company's knowledge, threatened actions, claims, or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder), and, to the knowledge of the Company, there are no facts or circumstances which could form the basis for any of the foregoing.

     (h) The Company and its subsidiaries do not have any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of the Company or any of its subsidiaries except (i) as may be required under
Part 6 of Title I of ERISA but which are being paid solely by the participant or the participant's beneficiary, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with the Company or any subsidiary of the Company.

     (i) None of the assets of any Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

     (j) Except in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former, or retired) of the Company or any of its subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement, or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits.

     (k) Each of the Benefit Plans covering employees outside of the United States is fully funded through adequate reserves on the financial statements of the Company or its subsidiaries, insurance contracts, annuity contracts, trust funds or similar arrangements or the liabilities of such Benefit Plans are fairly reflected on such financial statements.

     SECTION 3.14  Labor Matters.

     (a) The Company and its subsidiaries are not a party to any labor or collective bargaining agreement, and no employees of the Company or any of its subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Company's knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the Company's knowledge, there have been no organizing activities involving the Company or any of its subsidiaries in respect of any group of employees of the Company or any of its subsidiaries.

     (b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving the Company or any of its subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Company's knowledge, threatened by or on behalf of any employee or group of employees of the Company or any of its subsidiaries which, if individually or collectively resolved against the Company or any of its subsidiaries, would have a Material Adverse Effect on the Company.

     (c) There are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

     (d) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act, as amended ("WARN"), in respect of the Company or any of its subsidiaries within the six months prior to the date hereof.

     (e) To the knowledge of the Company, all employees of the Company and its subsidiaries who are not U.S. citizens but who are assigned to the U.S. operations of the Company or any of its subsidiaries or otherwise travel, from time to time, to the United States on behalf of the Company or any of its subsidiaries possess all applicable passports, visas and other authorizations required by the Laws of the United States and have otherwise complied with all applicable immigration and similar Laws of the United States.

     SECTION 3.15  Environmental Matters.

     (a) For purposes of this Agreement:

          (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages (including, compensatory and punitive damages), fines, penalties, judgments, actions, claims, costs, and expenses (including, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and clean up, remedial, removal or treatment activities, or in any other way addressing any Hazardous Materials) arising from, under or pursuant to any Environmental Law;

          (ii) "Environmental Law" means any applicable federal, state or local Law (including common Law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment and the public, or to pollution or the release or exposure to Hazardous Materials as such Laws have been and may be amended or supplemented through the Closing Date;

          (iii) "Hazardous Material" means any substance, material or waste which is classified or otherwise regulated pursuant to any Environmental Law, including petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls;

          (iv) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, or into or out of any property owned, operated or leased by the applicable party or its subsidiaries; and

          (v) "Remedial Action" means all actions required under or taken pursuant to any Environmental Law to (A) clean up, remove, treat or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or
     (D) bring the applicable party into compliance with any Environmental Law;

     (b) The operations of the Company and its subsidiaries have been and, as of the Closing Date, will be, in material compliance with all Environmental Laws, and the Company is not aware of any facts, circumstances or conditions, which would require significant capital expenditures to materially comply in the future;

     (c) The Company and its subsidiaries are not subject to any outstanding written orders pursuant to any Environmental Law respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

     (d) The Company and its subsidiaries have not received any written communication alleging, in respect of any such party, the violation of or liability (real or potential) under any Environmental Law;

     (e) To the Company's knowledge, neither the Company nor any of its subsidiaries has any contingent liability in connection with the Release of any Hazardous Material (whether on-site or off-site);

     (f) There is not now, nor to the Company's knowledge, has there been in the past, on or in any property owned, leased or operated the Company or its subsidiaries any of the following: (A) any regulated underground storage tanks or regulated surface impoundments, (B) except as disclosed in the LVI-697158 Final Report, any asbestos-containing materials or (C) any polychlorinated biphenyls;

     (g) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company or its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are no investigations pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under Environmental Laws; and

     (h) The Company has provided Parent with copies of all environmentally related assessments, audits, investigations, sampling or similar reports in its possession relating to the Company or its subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or its subsidiaries.

     SECTION 3.16  Tax Matters.

     (a) The Company and each of its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its subsidiaries is or has been a member, has timely filed all federal income Tax Returns and all other material Tax Returns and reports required to be filed by it. All such Tax Returns are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all Taxes due for the periods covered by such Tax Returns. The most recent consolidated Financial Statements reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all Taxable periods and portions thereof through the date of such Financial Statements. The Company has previously made available to Parent copies of (i) all federal, state, local and foreign income and franchise Tax Returns filed by the Company and each of its subsidiaries for their Taxable years ended in 1998; and (ii) any audit report issued within the last five years (or otherwise in respect of any audit or investigation in progress) relating to Taxes due from or in respect of the Company or any of its subsidiaries. For purposes of this Agreement, "Tax" or "Taxes" means all Taxes, charges, fees, imposts, levies, gaming or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement. "Tax Returns" means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including, information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information.

     (b) No material deficiencies for any Taxes have been proposed, asserted, or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney in respect of any Taxes has been executed or filed with any taxing authority. No material issues relating to Taxes have been raised by the relevant taxing authority during any presently pending audit or examination.

     (c) No material liens for Taxes exist in respect of any assets or properties of the Company or any of its subsidiaries, except for statutory liens for Taxes not yet due.

     (d) None of the Company or any of its subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation, or similar agreement, arrangement, or practice in respect of Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any taxing authority).

     (e) None of the Company or any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (f) There are no employment, severance or termination agreements, other compensation arrangements, or Employee Benefit Plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that would give rise to a payment which is nondeductible by reason of
Section 280G of the Code.

     (g) The Company and its subsidiaries have complied in all material respects with all Laws applicable to the payment and withholding of Taxes.

     (h) No federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any federal income or material state, local, or foreign Taxes or Tax Returns of the Company or its subsidiaries and neither the Company nor any of its subsidiaries has received a written notice of any pending audit or proceeding.

     (i) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code for any taxable year ending after 1998.

     (j) Neither the Company nor any of its subsidiaries has (i) in respect of any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries; (ii) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any similar provision of state, local, or foreign Tax Law; (iii) filed with any Governmental Entity any requests for rulings or determinations in respect of any Taxes within the last five years; or (iv) extended the time within which to file any Tax Return, which Tax Return has since not been filed, or extended or waived the statute of limitations for the assessment or collection of Taxes, which Taxes have not since been paid.

     (k) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform

Act of 1986; (ii) constitutes "Tax exempt use property" within the meaning of
Section 168(h)(1) of the Code; or (iii) is "Tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

     (l) The Company and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming a "United States real property holding company" within the meaning of Section 897(c) of the Code.

     (m) No subsidiary of the Company owns any Shares.

     (n) Section 3.16(n) of the Company Disclosure Schedule sets forth a list of all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company and each of its subsidiaries. To the Company's knowledge, neither the Company nor any of its subsidiaries has received written notice, within the past two years, from a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns to the effect that the Company or any of its subsidiaries is or may be subject to Taxation by that jurisdiction.

     (o) Neither the Company nor any of its subsidiaries is a party to any contract, agreement, or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code.

     (p) Neither the Company nor any of its subsidiaries has received any private letter rulings from the IRS or comparable rulings from other taxing authorities.

     (q) Neither the Company nor any subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     SECTION 3.17 Absence of Questionable Payments. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     SECTION 3.18  Material Contracts.

     (a) Section 3.18 of the Company Disclosure Schedule sets forth a list of all Material Contracts. The Company has heretofore made available to Parent true, correct and complete copies (or if oral, written summaries) of all written or oral contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its assets or properties are bound that are material to the business, assets or properties of the Company and its subsidiaries taken as a whole, including, only to the extent any of the following are, individually or in the aggregate, material to the business, assets or properties of the Company and its subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, any contract to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material assets or properties of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1996; (vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (viii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business; and (ix) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.1, the "Material Contracts"). Neither the Company nor any of its subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms, and is in full force and effect except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no material default under any Material Contract so listed either by the Company (or its subsidiaries) or, to the Company's knowledge, by any other party thereto, and, to the Company's knowledge, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material default thereunder by the Company (or its subsidiaries) or, to the Company's knowledge, any other party.

     (c) No party to any such Material Contract has given written notice to the Company of or made a written claim (or, to the Company's knowledge, an oral claim) against the Company in respect of any breach or default thereunder.

     SECTION 3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of directors and officers liability and general liability insurance policies maintained by the Company or any of its subsidiaries. Such policies provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

     SECTION 3.20 Subsidies. No grants, subsidies or similar arrangements exist directly or indirectly between or among the Company or any of its subsidiaries, on the one hand, and any domestic or foreign Governmental Entity or any other person, on the other hand.

     SECTION 3.21  Intellectual Property.

     (a) As used herein, the term "Scheduled Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications. Section 3.21(a) of the Company Disclosure Schedule sets forth all of the Scheduled Intellectual Property owned or used by the Company and its subsidiaries in the operation of their respective businesses. The Company owns all right, title and interest in and to all Scheduled Intellectual Property identified in Section 3.21(a) of the Company Disclosure Schedule as being owned by the Company. Such Scheduled Intellectual Property and the goodwill of the Company's and its subsidiaries' respective businesses associated therewith, together with all copyrights (including, copyrights in Software), Systems, service marks, trade secrets, technical knowledge, know-how, confidential information, proprietary processes, formulae, "semiconductor chip product" and "mask works" (as such terms are defined in 17 U.S.C. 901), and related ownership, use and other rights (including rights of renewal and rights to sue for past, present and future infringements or misappropriations thereof), shall be collectively referred to herein as the "Intellectual Property."

     (b) The Company and its subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission, free and clear of all claims or rights of others, all Intellectual Property necessary for the operation of the businesses of the Company and its subsidiaries as presently conducted. Each material item of Intellectual Property owned or used by the Company and its subsidiaries immediately prior to the Effective Time will be owned or available for use by Parent and the Surviving Corporation immediately subsequent to the Effective Time. The Company and its subsidiaries have taken not less than reasonable actions to protect and preserve the confidentiality of all technical Intellectual Property not otherwise protected by patents, patent applications or copyrights. Each employee of the Company and its subsidiaries has executed a non-disclosure agreement which included an agreement to assign to the Company or its subsidiaries all rights to Intellectual Property originated or invented by such employee developed in the course of such employee's employment by the Company relating to the business of the Company and its subsidiaries. No trade secret or confidential know-how material to the business of the Company or any of its subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company's or such subsidiary's proprietary interests in and to such trade secrets and confidential know-how or under circumstances in which the third party is under a legal duty not to disclose such trade secrets and confidential know-how.

     (c) To the Company's knowledge, neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of its subsidiaries has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. No third party has, to the Company's knowledge, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or its subsidiaries.

     (d) Section 3.21(d) of the Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of the Company or any of its subsidiaries uses pursuant to license, sublicense, agreement or permission. To the Company's knowledge, in respect of each such item of used Intellectual Property:

          (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

          (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time;

          (iii) no party to the license, sublicense, agreement or permission is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and

          (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof.

     (e) Neither the Company nor any of its subsidiaries has granted any licenses of or other rights to use any of the Intellectual Property of the Company or any of its subsidiaries to any third party.

     (f) Neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement or misappropriation of any Intellectual Property.

     (g) The Company owns all rights in the Company's existing websites.

     SECTION 3.22  Software.

     (a) The computer software owned by the Company or its subsidiaries or developed for the Company or its subsidiaries (the "Software") performs substantially in accordance with the documentation and other written material used in connection with the Software, is in machine readable form and includes all computer programs, Systems, materials, storage media, know-how, object and source codes, other written materials, know-how and processes related to the Software.

     (b) To the Company's knowledge, no employee of the Company or any of its subsidiaries is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to the Software or noncompetition arrangement, or any other Material Contract or any restrictive covenant relating to the Software or its development or exploitation. The Software was developed entirely by the employees of the Company or its subsidiaries during the time they were employees only of the Company or its subsidiaries, and the Company has made reasonable efforts to ensure that such Software does not include any (i) inventions, works of authorship, derivatives or contributions of such employees made prior to the time such employees became employees of the Company or its subsidiaries or (ii) intellectual property of any previous employer of such employee.

     (c) All right, title and interest in and to the Software is owned by the Company or its subsidiaries, free and clear of all Liens (other than Permitted Liens), is fully transferable to Parent or the Surviving Corporation, as the case may be, and no person other than the Company or its subsidiaries has any interest in the Software, including, any security interest, license, contingent interest or otherwise. To the Company's knowledge, the Company's and its subsidiaries' development, use, sale or exploitation of the Software does not violate any rights of any other person. Neither the Company nor any of its subsidiaries has received any communication alleging such a violation. Neither the Company nor any of its subsidiaries has any obligation to compensate any other person for the development, use, sale or exploitation of the Software nor has the Company or any of its subsidiaries granted to any other person any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

     (d) The Company and its subsidiaries have kept secret and have not disclosed the source code for the Software to any person other than certain employees of the Company and its subsidiaries who are subject to the terms of a binding confidentiality agreement in respect thereof. Each of the Company and its subsidiaries has taken appropriate measures to protect the confidential and proprietary nature of the Software, including the use of confidentiality agreements with all of its employees having access to the Software source and object code. There have been no patents applied for and no copyrights registered for any part of the Software, except for those owned by the Company or its subsidiaries. There are no trademark rights of any person in the Software, except for those owned by the Company or its subsidiaries.

     (e) A complete copy of the Software, in both source code and object code form, will be delivered to Parent at the Closing.

     SECTION 3.23  Year 2000.

     (a) Based on an assessment of the Systems that are used or relied on by the Company or by any of its subsidiaries in the conduct of their respective businesses, the Company believes that no such System will malfunction, will cease to function, will generate incorrect data or will provide incorrect results when processing, providing and/or receiving (i) date-related data in, into or between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth or twenty-first centuries.

     (b) Based on an assessment of the products and services that are or have been sold, licensed, rendered or otherwise provided or offered by the Company or by any of its subsidiaries in the conduct of their respective businesses, the Company believes that no such products or services will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing and/or receiving (i) date-related data in, into or between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth or twenty-first centuries; and, to the knowledge of the Company or any of its subsidiaries, neither the Company nor any of its subsidiaries is or will be subject to claims or liabilities arising from any such malfunction, cessation of function, generation of incorrect data or production of incorrect results.

     (c) Neither the Company nor any of its subsidiaries has made representations or warranties concerning the ability of any product or service that is or has been sold, licensed, rendered or otherwise provided or offered by a person other than the Company or any of its subsidiaries, and no other representations and warranties concerning the Systems used or relied on by the Company or any of its subsidiaries, in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing and/or receiving (i) date-related data in, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries. The Company has made available to Parent copies of (i) all customer agreements containing representations and warranties concerning the Year 2000 Compliance of the Company's products and services and (ii) the Company's standard memorandum to customers regarding Year 2000 Compliance of the Company's products and services, and the Company has made good faith efforts to make available to Parent other materials containing representations and warranties regarding the Year 2000 Compliance of the Company's products, services and Systems.

     (d) Based on an inquiry of material suppliers and service providers of the Company and its subsidiaries, the Company believes that such suppliers and service providers will be able to timely ensure that its own (and its material suppliers' and service providers') Systems continue to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data in, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries. The Company has not received notice that normal business operations of any customer will be disrupted in any material respects as a result of similar Year 2000 Compliance issues.

     (e) For the purposes of this Agreement, "Systems" means, with respect to a person, any and all hardware, software and firmware used by the Company or any of its subsidiaries in the course of their respective businesses, including (i) any and all source and object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise;
(iii) billing, reporting and other management information systems; (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) all content contained on any Internet site(s) maintained by such person or any of its subsidiaries; and (vi) all documentation, including user manuals and training materials, relating to any of the foregoing.

     SECTION 3.24 Brokers. Other than BT Alex. Brown, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. A true and complete copy of the engagement agreement between the Company and BT Alex. Brown has been provided to Parent.

     SECTION 3.25 Accounting Matters; Tax Treatment. Neither the Company nor, to the Company's knowledge, any of its affiliates or stockholders, has taken or agreed to take any action or is aware of any fact or circumstance that would (i) be reasonably likely to prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or (ii) cause any representation contained in the certificates relating to tax-free reorganization treatment attached hereto as Exhibits C and D to be untrue.

     SECTION 3.26  Product Liability; Recalls.

     (a) (i) None of the Company or any of its subsidiaries has received any written notice, demand, claim, or inquiry and there is no action, suit, hearing, proceeding or investigation, of a civil, criminal or administrative nature (collectively, "Notices") pending, or to the Company's knowledge, threatened before any Governmental Entity in which a Product is alleged to have a Defect or relating to or resulting from any alleged failure to warn or from any alleged breach of express or implied warranties or representations, nor, to the Company's knowledge, is there any valid basis for any such demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation; (ii) no Notice would, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) there has not been any recall, rework, retrofit or post-sale general consumer warning since December 31, 1998 (collectively, "Recalls") of any Product, or, to the knowledge of the Company, any investigation or consideration of or decision made by any person concerning whether to undertake or not to undertake any Recalls and the Company has received no Notices from any Governmental Entity or any other person in respect of the foregoing; and (iv) to the knowledge of the Company, there are currently no material defects in design, manufacturing, materials or workmanship, including, any failure to warn, or any breach of express or implied warranties or representations, which involve any Product that accounts for a material portion of the Company's sales.

     (b) As used herein, (i) "Defect" means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity or dangerous propensity; and (ii) "Product" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its past or present subsidiaries.

     SECTION 3.27 Customers, Suppliers and Vendors. Section 3.27 of the Company Disclosure Schedule sets forth (a) a list of the ten largest customers of the Company and its subsidiaries (taken as a whole) based on sales during the fiscal year ended December 31, 1998, and the three months ended March 31, 1999, showing the approximate total sales by the Company and its subsidiaries to each such customer during such periods, and (b) a list of the ten largest suppliers and vendors of the Company and its subsidiaries (taken as a whole) based on purchases during the fiscal year ended December 31, 1998, and the three months ended March 31, 1999, showing the approximate total purchases by the Company and its subsidiaries from each such supplier or vendor during such periods. Since December 31, 1998, there has not been any material adverse change in the business relationship of the Company or any of its subsidiaries with any customer, supplier or vendor named in Section 3.27 of the Company Disclosure Schedule, and the Company has no reason to believe that there will be any such material adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

     SECTION 3.28 Takeover Statute. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws of Maryland or Delaware (collectively, "Takeover Statutes").
Section 203 of the DGCL is not applicable, by virtue of paragraph (b)(4) thereof, to the Company or the transactions contemplated hereby.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby represent and warrant to the Company as follows:

     SECTION 4.1  Organization.

     (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

     (b) Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have and would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

     (c) Parent has heretofore made available to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent and Merger Sub as currently in effect.

     (d) Parent directly owns all of the issued and outstanding shares of capital stock of Merger Sub.

     SECTION 4.2  Authority Relative to This Agreement.

     (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that
(i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of Parent (the "Parent Board"), the Board of Directors of Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Merger Sub for the consummation of the transactions.

     SECTION 4.3 SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since December 31, 1997, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed. Parent has heretofore made available to the Company, in the form filed with the SEC (including, any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since December 31, 1997 and (iii) all other reports or registration statements filed by Parent with the SEC since December 31, 1997 (the "Parent SEC Reports"). None of such Parent SEC Reports, including, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in conformity with GAAP on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as and to the extent disclosed in the Parent SEC Reports, since December 31, 1998, there has not been any event, occurrence or development which does or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

     SECTION 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event in respect of Parent, its officers and directors, or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and any such amendment or supplement to the S-4 (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     SECTION 4.5 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither the execution, delivery, and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will result in any violation of or conflicts with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, (i) the respective certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective assets or properties may be bound, or
(iii) any Law applicable to Parent or Merger Sub or any of their respective assets or properties, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 4.6 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

     SECTION 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its subsidiaries.

     SECTION 4.8 Accounting Matters; Tax Treatment. Neither Parent nor, to Parent's knowledge, any of its affiliates, has taken or agreed to take any action or is aware of any fact or circumstance that would (a) be reasonably likely to prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations, or (b) cause any representation contained in the certificates relating to tax-free reorganization treatment attached hereto as Exhibits C and D to be untrue.

                                   ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

     SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it and preserve the goodwill of the Company and its subsidiaries through the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure

Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

          (a) amend its certificate of incorporation or bylaws (or other similar organizational or governing instruments);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to outstanding Company Stock Options and the issuance of up to 50,000 Company Stock Options to new employees of the Company or existing employees through ordinary course performance reviews as contemplated by Section 5.3;

          (c) (i) split, combine or reclassify any shares of its capital stock;
     (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of Company;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice;
     (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance);
     (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than as disclosed in the Company Disclosure Schedule and Permitted Liens;

          (g) (i) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate (partially or completely) any Benefit Plan, Employee Arrangement (including, the repricing of any stock options or the acceleration or vesting of any stock options), stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement for the benefit or welfare of any director, officer or employee in any manner, (ii) except as contemplated by Section 5.3 or as required under existing agreements, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock appreciation rights or performance units) or grant any completion bonuses or change of control payments in respect of the Merger or that will be affected thereby; or (iii) hire, promote or change the classification or status in respect of any employee or individual; provided, however, that Parent shall not unreasonably withhold or delay any consent sought to hire, promote or change the classification or status of any employee or individual;

          (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

          (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

          (j) revalue in any material respect any of its assets, including, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

          (k) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any material contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any of the Material Contracts; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $200,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

          (l) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

          (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (o) take any action (including, any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368 of the Code;

          (p) enter into any agreement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto (including the Surviving Corporation and its affiliates) from engaging or competing in any line of business or in any geographic area;

          (q) fail to comply in any material respect with any Law applicable to the Company, its subsidiaries, or their respective assets which would, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (r) enter into any direct or indirect arrangements for financial subsidies;

          (s) effect a "mass layoff" or "plant closing" as defined in WARN;

          (t) enter into any contract with an officer, director, employee, agent, or other similar representative of the Company or any of its subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice, other than standard confidentiality and inventions agreements;

          (u) enter into any contract, agreement or arrangement to port Software to any digital signal processor of any vendor other than Parent or its subsidiaries; or

          (v) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(u) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue, incomplete or incorrect.

     SECTION 5.2  Access to Information.

     (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including, counsel, financial advisors and auditors) reasonable access at all reasonable times to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information in respect of the business, properties and personnel of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent and Merger Sub (i) within five business days after the delivery thereof to management, such monthly financial statements and data as may be prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as may be prepared for the Company Board.

     (c) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated April 14, 1999 (the "Confidentiality Agreement").

     SECTION 5.3 Performance Reviews. Section 5.3 of the Company Disclosure Schedule sets forth a list of all employees of the Company scheduled to receive a performance review and associated standard salary and option adjustment between the date hereof and August 31, 1999. To the extent that this Agreement shall be extended beyond August 31, 1999 pursuant to Section 9.2(a) or the Company otherwise determines that it is in the best interest of the Surviving Corporation to conduct performance reviews in addition to those set forth in
Section 5.3 of the Company Disclosure Schedule, the Company shall so notify Parent and Parent shall not unreasonably withhold or delay its consent to such additional performance reviews.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of S-4 and the Proxy Statement. Parent and the Company will, as promptly as practicable, jointly prepare the Proxy Statement in connection with the vote of the stockholders of the Company in respect of the Merger. Parent will, as promptly as practicable, prepare and file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. Parent and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). Parent shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, in respect of the S-4 received from the staff of the SEC. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date following effectiveness of the S-4.

     SECTION 6.2  Letters of Accountants.

     (a) The Company shall use reasonable best efforts to cause to be delivered to Parent a letter of KPMG LLP, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in the form as contemplated under Section 7.1(f).

     (b) Parent shall use reasonable best efforts to cause to be delivered to the Company a letter of Ernst & Young LLP, Parent's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in the form as contemplated under
Section 7.1(f).

     SECTION 6.3 Meeting. The Company shall take all lawful action to (i) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (ii) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement. The Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and, except as permitted by Section 6.5(b), the Company Board shall not withdraw, amend, or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so). Notwithstanding the foregoing, regardless of whether the Company Board has withdrawn, amended or modified its recommendation that its stockholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Article IX, the Company shall be required to hold the Company Stockholder Meeting.

     SECTION 6.4  Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other domestic or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable domestic or foreign Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted by a Governmental Entity or other person in respect of the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
6.4 shall (i) limit a party's right to terminate this Agreement pursuant to
Section 9.2 so long as such party has up to then complied in all material respects with its obligations under this Section 6.4, or (ii) require Parent to dispose or hold separate any part of its or the Company's business or operations (or a combination of Parent's and the Company's business or operations), or comply with any other material restriction affecting its business or operations.

     (d) The Company agrees that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto. The Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such litigation, and that no such settlement or compromise will be entered into without Parent's prior written consent, which consent shall not be unreasonably withheld.

     SECTION 6.5  Acquisition Proposals.

     (a) The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof (subject to confidentiality agreements existing as of the date hereof between the Company and any third party) and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto (subject to confidentiality agreements existing as of the date hereof between the Company and any third party), and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and will use its reasonable best efforts to cause its affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other agent or representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Company Board no longer seeks the making of any Acquisition Proposal. The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.5 of the obligations undertaken in this Section 6.5. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or
(z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger unless the Company Board, after consultation with independent legal counsel, determines in good faith that such action is necessary to avoid a breach by the Company Board of its fiduciary duties to the Company's stockholders under applicable Law. Nothing contained in this Section 6.5(b) shall prohibit the Company from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company Board, after consultation with independent legal counsel, is required under applicable Law; provided, that except as otherwise permitted in this Section 6.5(b), the Company may not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, this Section 6.5(b) shall not constitute a breach of this Agreement by the Company. Nothing in this Section 6.5(b) shall (i) permit the Company to terminate this Agreement (except as provided in Article IX hereof) or (ii) affect any other obligations of the Company under this Agreement.

     SECTION 6.6 Public Announcements. Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, as determined by Parent, Merger Sub or the Company, as the case may be.

     SECTION 6.7 Indemnification. The Company shall, and from and after the Effective Time, the Surviving Corporation and Parent shall, indemnify, defend and hold harmless the present and former directors and officers of the Company or any of the subsidiaries of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of the Company or any of the subsidiaries of the Company whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable) to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, and the Company or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of reasonable documented expenses incurred, in either case to the fullest extent and in the manner permitted by the DGCL; and (ii) the Company or the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.7 except to the extent such failure materially prejudices such party), and shall to the extent required by the DGCL deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than seven years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     SECTION 6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any facts or circumstances arise that could reasonably be expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

     SECTION 6.9 Tax-Free Reorganization Treatment. The Company, Parent and Merger Sub shall execute and deliver to King & Spalding, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent, certificates substantially in the forms attached hereto as Exhibits C and D at such time or times as reasonably requested by such law firms in connection with their respective deliveries of opinions in respect of the transactions contemplated hereby. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such previously-agreed certificates.

     SECTION 6.10  Employee Matters.

     (a) Parent will cause the Surviving Corporation to honor the obligations of the Company or any of its subsidiaries under the provisions of all Benefit Plans and Employee Arrangements. After the Effective Time, the employees of the Company will be eligible to participate in the Benefit Plans or Parent's applicable employee benefit plans, as such plans may be in effect from time to time, and at Parent's sole discretion, will become employees of Parent. With respect to each such employee of the Company, service with the Company or any of its subsidiaries shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits under any applicable benefit plan of Parent.

     (b) The Company shall, not less than five days prior to the scheduled Closing Date, terminate its 401(k) retirement plan and completely distribute all participants' accounts thereunder.

     (c) At or prior to the Effective Time, the Company shall enter into employment agreements in substantially the form attached as Exhibit E with each of the persons listed in Section 6.10(c) of the Company Disclosure Schedule.

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

     (d) Employees of the Surviving Corporation shall not be required to pay any co-payments or deductibles on the TI health plan for the period beginning at the Closing Date and ending on December 31, 1999. To receive such treatment, the employee must be enrolled in the TI health plan and shall be required to pay any required premiums of the plan. Beginning January 1, 2000, employees of the Surviving Corporation enrolled in the TI health plan will be subject to the normal rules of the TI health plan.

     SECTION 6.11 Affiliate Letters. Section 6.11 of the Company Disclosure Schedule sets forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will cause such list to be updated promptly through the Closing Date. As soon as practicable after the date hereof, but prior to the date of the Company Stockholder Meeting, the Company shall use commercially reasonable efforts to cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit B.

     SECTION 6.12 SEC and Other Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.13 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the S-4, which shall be shared equally by the Company and Parent, (b) the filing fees required under the HSR Act, which shall be shared equally by the Company and Parent and (c) if applicable, as provided in Section
9.5. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     SECTION 6.14 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.15 Listing of Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

     SECTION 6.16 Antitakeover Statutes. If any Takeover Statute becomes applicable to the Merger, each of Parent and the Company shall take such actions as are commercially reasonable so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

     SECTION 6.17 No Solicitation. For a period of eighteen months following the date hereof, if this Agreement is terminated for any reason pursuant to
Article IX, neither Parent nor any affiliates which it controls shall, directly or indirectly, actively solicit or induce any employee of the Company to leave such employment and become an employee of Parent or any of its affiliates if Parent was apprised of or had contact with such employee in connection with the transactions contemplated herein; provided, however, that nothing in this
Section 6.17 shall prohibit (i) Parent or any of its affiliates from employing any person who initiates contact with them on his or her own initiative; (ii) any advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employees; or (iii) the

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

solicitation or hiring of any person who is not so employed by the Company on the date Parent or its affiliates first solicit such person.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1  Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

          (a) This Agreement shall have been approved and adopted by the Company Requisite Vote.

          (b) Any waiting periods applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without limitation, restriction or condition.

          (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

          (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing; and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received.

          (e) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (f) The Company shall have received and delivered to Parent a letter from KPMG LLP dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement. Parent shall have received and delivered to the Company a letter from Ernst & Young LLP, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement. Notwithstanding the foregoing, the satisfaction of this Section 7.1(f) shall not be a condition to the obligations of a party to effect the Merger if the failure to satisfy this condition results from any action taken or agreed to be taken by or on behalf of such party.

     SECTION 7.2 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

          (a) The representations and warranties of the Company contained herein, to the extent qualified by materiality or Material Adverse Effect, shall, taken as a whole, have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall, taken as a whole, have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

          (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

          (d) Parent shall have received an opinion of Weil, Gotshal & Manges LLP, dated the Effective Time, based on the representations of Parent and the Company substantially in the forms attached hereto as Exhibits C and D, to the effect that (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and
     (iii) no gain or loss will be recognized by the Company, Parent or Merger Sub as a result of the Merger.

          (e) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b)) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company).

          (f) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any of the Material Contracts listed in Section 3.9 of the Company Disclosure Schedule.

          (g) Prior to the date of the Company Stockholder Meeting, Parent shall have received from the Company's "affiliates" a written agreement substantially in the form attached as Exhibit B.

          (h) Holders of no more than that number of outstanding Shares of Company Capital Stock that, when taken together with all other relevant factors, could reasonably be expected to impair or compromise "pooling of interest" treatment, shall have exercised and not withdrawn, forfeited or otherwise permitted to lapse appraisal, dissenter's or similar rights under applicable Law with respect to their Shares in connection with the Merger.

          (i) All outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall have been converted into shares of Company Common Stock.

     SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a) The representations and warranties of Parent and Merger Sub contained herein, to the extent qualified by materiality or Material Adverse Effect, shall, taken as a whole, have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall, taken as a whole, have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

          (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

          (d) The Company shall have received an opinion of King & Spalding, dated the Effective Time, based on the representations of Parent and the Company substantially in the forms attached hereto as Exhibits C and D, to the effect that (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Merger Sub, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and
     (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger (except with respect to cash received in lieu of fractional shares of Parent Common Stock).

                                  ARTICLE VIII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                  COVENANTS AND AGREEMENTS; ESCROW PROVISIONS

     SECTION 8.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument required to be delivered pursuant to Article VII of this Agreement; provided, however, that, except in the case of fraud (i.e., an intentional breach of a representation, warranty, covenant or agreement, but excluding any negligent or reckless breach), no reliance can be made on, or claim made in respect of, any representation, warranty, covenant or agreement specific compliance with which was waived in writing, including the waiver of any related closing condition contained in
Article VII. The covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the filing of Parent's Annual Report on Form 10-K for the fiscal year ending December 31, 1999, except for the representations and warranties set forth in Sections 3.11, 3.13, 3.15, 3.16, 3.18, 3.21, 3.22, 3.23
and 3.26, which shall continue until the first anniversary of the Closing Date (the "Expiration Date"). Each of the parties hereto agrees that, except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub or the Company has made any representations or warranties, and except for the representations and warranties contained in this Agreement, each of Parent, Merger Sub and the Company acknowledges that no representations or warranties have been made by, and it has not relied upon any representations or warranties made by, any of the parties hereto or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives (collectively, "Representatives") with respect to this Agreement and the transactions contemplated hereby, and the documents and instruments referred to herein, notwithstanding the delivery or disclosure to such party or its Representatives of any documentation or other information with respect to any one or more of the foregoing. The inclusion of any entry on the Company Disclosure Schedule shall not constitute an admission by, or agreement of, the Company that such matter is material to the Company.

     SECTION 8.2  Escrow Provisions.

     (a) Establishment of the Escrow Fund. "Escrow Amount" and "Escrow Fund" means the number of shares of Parent Common Stock obtained by multiplying (i) the aggregate number of shares of Parent Common Stock issuable by Parent at the Effective Time to holders of Company Capital Stock in accordance with Sections 2.1(b) by (ii) 5%. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with Harris Trust and Savings Bank (the "Depositary Agent") (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by Parent following the Effective Time). The Escrow Fund will be governed by the terms set forth herein and shall be maintained at Parent's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 2.1.

     (b) Recourse to the Escrow Fund. The Escrow Fund shall be available (and shall be the sole and exclusive remedy after the Effective Time) to compensate Parent and the Surviving Corporation, and their respective officers, directors, employees, agents and affiliates, for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by Parent or the Surviving Corporation, their respective officers, directors, employees, agents or affiliates, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein which survived the Effective Time in accordance with this Agreement; provided, however, that Parent and the Surviving Corporation may not make any claims against the Escrow Fund unless the aggregate Losses incurred or sustained exceed $100,000 (at which such time claims may be made for all such Losses incurred or sustained in excess of such amount). The stockholders of the Company shall not have any liability under this Agreement of any sort whatsoever in excess of the Escrow Fund.

     (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Dallas Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this Section 8.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholder Agent and the subsequent resolution of the matter in the manner as provided in Section 8.2(g) hereof, to satisfy any unsatisfied written claims under this Section 8.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the stockholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of shares of Parent Common Stock remaining in the Escrow Fund to the stockholders pursuant to this Section 8.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund and Parent shall use all its commercially reasonable efforts to have such shares delivered within five (5) Business Days of such resolution.

     (d) Protection of Escrow Fund.

          (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Parent Common Stock, or other securities which, by their terms, are or may be exercisable, convertible or exchangeable for or into Parent Common Stock, that are issued or distributed by Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund, but shall be distributed to the record holders of the Parent Common Stock on the record date set for any such dividend.

          (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the account of such stockholder within the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

     (e) Claims Upon Escrow Fund.

          (i) Upon receipt by the Depositary Agent, at any time on or before the last day of the Escrow Period, but in each case prior to the expiration of the survival period for the applicable representation, warranty, covenant or agreement as set forth in Section 8.1, of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty, agreement or covenant to which such item is related (including the specific provision breached), the Depositary Agent shall, subject to the provisions of Section 8.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

          (ii) For purposes of this Agreement, "Losses" shall mean all losses, expenses (including reasonable attorneys' fees and expenses), damages, liabilities, fines, penalties, judgments, actions, claims and costs.

          (iii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
     Section 8.2(e)(i), the shares of Parent Common Stock shall be valued on a per share basis at the Average Parent Stock Price.

     (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Agent and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 8.2(e) hereof unless the Depositary Agent shall have received written authorization from the Stockholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 8.2(e) hereof, provided that no such payment or delivery may be made if the Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty (30) day period.

     (g) Resolution of Conflicts. In case the Stockholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Agent and Parent should so agree, joint written instructions setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such instructions and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Agent may commence litigation or, upon written consent of Parent and the Stockholder Agent, binding arbitration to resolve the dispute.

     SECTION 8.3  Stockholder Agent of the Stockholders; Power of Attorney.

     (a) Stockholder Agent. In the event that the Merger is approved by the stockholders of the Company, effective upon such vote, and without further act of any stockholder, John Puente and John Nehra shall be appointed as agents and attorneys-in-fact (the "Stockholder Agent"), either of which may take actions as Stockholder Agent without the joinder of the other, for each stockholder of the Company (except such stockholders, if any, as shall have perfected their dissenters' rights under Delaware Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand litigation or arbitration and comply with orders and awards of courts and arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted stockholder agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the stockholders of the Company.

     (b) Exculpation. The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment.

     (c) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision for all of the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund, and shall be final, binding and conclusive upon each of such stockholders, and the Depositary Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every such stockholder of the Company. The Depositary Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

     SECTION 8.4 Third-Party Claims. In the event Parent or the Surviving Corporation receives written notice of a third-party claim (a "Third Party Claim") which Parent reasonably expects may result in a demand against the Escrow Fund, Parent shall provide the Stockholder Agent with reasonably prompt written notice thereof. The Stockholder Agent, as representative for the stockholders of the Company, shall have the right to participate in or, by giving written notice to Parent, to assume the defense of any Third Party Claim at the expense of the Escrow Fund and by counsel selected by the Stockholder Agent (which counsel must be reasonably satisfactory to Parent), and Parent will cooperate in good faith (and shall be permitted to participate at Parent's expense) in such defense; provided, however, that the Stockholder Agent shall not be entitled to assume control of the defense of any Third Party Claim that
(i) could reasonably be expected to have any impact on the ongoing operations or goodwill of the Surviving Corporation or Parent, the Intellectual Property or the Software or (ii) could reasonably be expected to result in Losses in excess of the Escrow Fund. Parent shall have the right in its sole discretion to settle any Third Party Claim contemplated by clause (i) or (ii) above; provided, however, that if Parent settles any such Third Party Claim without the Stockholder Agent's written consent (which consent shall not be unreasonably withheld or delayed), Parent may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement; provided, further, that if the Stockholder Agent settles any Third Party Claim without Parent's written consent (which consent shall not be unreasonably withheld or delayed), such settlement shall be null and void. In the event that the Stockholder Agent has consented to any such settlement, the Stockholder Agent shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement as consented to by the Stockholder Agent.

     SECTION 8.5  Depositary Agent's Duties.

     (a) Limitation on Duties of Depositary Agent. The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Agent, and may rely and shall be protected in relying or refraining from acting, in good faith, on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

     (b) Compliance with Orders. The Depositary Agent is hereby expressly authorized to comply with and obey orders of any court of law or Governmental Entity or regulatory authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

     (c) Limitations on Liability of Depositary Agent. The Depositary Agent shall not be liable:

          (i) in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or

          (ii) for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

     (d) Good Faith of Depositary Agent. In performing any duties under the Agreement, the Depositary Agent shall not be liable to any party for damages, losses or expenses, except for damages, losses or expenses attributable to the gross negligence or willful misconduct of the Depositary Agent. The Depositary Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered or permitted by the Depositary Agent in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

     (e) Non-responsibility of Depositary Agent. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it. The Depositary Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by the Depositary Agent due to the interpleader action and which Parent and the Stockholder Agent, on behalf of the Stockholders, jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

     (f) Indemnification of Depositary Agent. Parent agrees to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the performance of the Depositary Agent's duties under this Agreement, including but not limited to any litigation from this Agreement or involving its subject matter.

     (g) Resignation of Depositary Agent. The Depositary Agent may resign at any time upon giving at least thirty (30) days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Depositary Agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor Depositary Agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor Depositary Agent within such time, the Depositary Agent shall have the right to appoint a successor Depositary Agent authorized to do business in the State of Delaware. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Depositary Agent as if originally named as Depositary Agent. Upon such succession, the original Depositary Agent shall be discharged from any further duties and liability under this Agreement.

     (h) Fees. All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Parent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any action or proceeding pertaining to the Escrow Fund or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees and expenses occasioned by such default, delay, controversy or action or proceeding.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 9.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     SECTION 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

          (a) the Merger shall not have been consummated by August 31, 1999, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote (the "Termination Date"); provided, however, that if any condition of Closing set forth in Section 7.1 that remains reasonably capable of satisfaction has not been fulfilled or waived prior to August 31, 1999, the Termination Date shall be automatically extended to September 30, 1999; provided further that if any such condition has not been fulfilled or waived prior to the Termination Date, as so extended, the Company and Parent shall negotiate in good faith an additional extension of the Termination Date, taking into consideration all relevant factors;

          (b) the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; or

          (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote);

     provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

     SECTION 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by action of the Company Board if there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) or 7.3(b) to be incapable of being satisfied as of the Termination Date.

     SECTION 9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if:

          (a) there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) or 7.2(b) to be incapable of being satisfied as of the Termination Date; or

          (b) the condition regarding appraisal rights set forth in Section 7.2(h) is not satisfied.

     SECTION 9.5  Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than this Section 9.5, Sections 5.2(c) and 6.13, and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

     (b) In the event that within 12 months of the termination of this Agreement pursuant to Section 9.2(a) (but only if terminated by the Company), 9.2(b), 9.4(a) (but only if terminated by reason of a breach of covenant or agreement) or 9.4(b) any Acquisition Proposal by a third party is entered into, agreed to or consummated by the Company, then the Company shall pay Parent a termination fee of $22,500,000, in same-day funds, on the earlier of the date an agreement is entered into in respect of an Acquisition Proposal or an Acquisition Proposal is consummated.

     (c) The Company acknowledges that the agreements contained in Section 9.5(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. If the Company fails to promptly pay the amount due pursuant to Section 9.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.5, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Bank of America, N.A., in effect from time to time during such period plus two percent.

     SECTION 9.6 Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which changes the amount or form of the Share Consideration. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 9.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.1  Entire Agreement; Assignment.

     (a) This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof, other than the Confidentiality Agreement (which shall remain in effect).

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, by merger or consolidation) or otherwise; provided, however, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     SECTION 10.2 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Merger Sub or to   Texas Instruments Incorporated
  Parent, to:            7839 Churchill Way, M/S 3995
                         Dallas, Texas 75251

                         -or -

                         P.O. Box 650311, M/S 3995
                         Dallas, Texas 75265
                         Attention: Charles D. Tobin
                         Facsimile No.: (972) 917-3804

with copies to:          Texas Instruments Incorporated
                         8505 Forest Lane, M/S 8658
                         Dallas, Texas 75243

                         -or -

                         P.O. Box 660199, M/S 8658
                         Dallas, Texas 75266
                         Attention: Richard J. Agnich
                         Facsimile No.: (972) 480-5061

                         and

                         Weil, Gotshal & Manges LLP
                         100 Crescent Court, Suite 1300
                         Dallas, Texas 75201-6950
                         Attention: R. Scott Cohen
                         Facsimile: (214) 746-7777

if to the Company, to:   Telogy Networks, Inc.
                         20250 Century Blvd.
                         Germantown, Maryland 20874
                         Attention: Timothy Carlson
                         Facsimile: (301) 515-7687

with a copy to:          King & Spalding
                         191 Peachtree Street, N.E.
                         Atlanta, Georgia 30303
                         Attention: William Roche
                         Facsimile: (404) 572-5100

if to the Stockholder    John Puente
  Agent, to:             Telogy Networks, Inc.
                         20250 Century Blvd.
                         Germantown, Maryland 20874
                         (301) 299-9691

                         and

                         John Nehra
                         Catalyst Ventures
                         1119 St. Paul Street
                         Baltimore, Maryland 21202
                         (410) 752-0795

     or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

     SECTION 10.4 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 10.7 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

     SECTION 10.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 10.9  Interpretation.

     (a) The words "hereof," "herein," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 29, 1999.

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 10.10  Definitions. As used herein,

     (a) "beneficial ownership" or "beneficially own" has the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (b) "Company Capital Stock" means, collectively, shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock.

     (c) "know" or "knowledge" means, (i) in respect of Parent, the knowledge of Parent's executive officers and (ii) in respect of the Company, the knowledge of Joe Crupi, Tim Carlson, William Simmelink, William Witowsky, Phillip Swan, Carolyn Linthicum, Edward Morgan and Nancy Goguen, after due inquiry of Mary Gaughan, Julie Svoboda and the audit partner of KPMG LLP with respect to financial matters.

     (d) "Lien" means, in respect of any asset (including, any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

     (e) "Material Adverse Effect" means in respect of any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that in respect of the Company, none of the following shall be deemed by itself or themselves, either alone or in combination, to constitute a Material Adverse Effect: (a) a failure by the Company to meet internal earnings or revenue projections (provided, that the foregoing shall not prevent Parent or Merger Sub from asserting that any underlying cause of such failure independently constitutes such a Material Adverse Effect); (b) conditions affecting the semiconductor industry as a whole, the telecommunications industry as a whole or the U.S. economy as a whole; or
(c) any disruption of customer relationship arising directly out of or resulting directly from actions contemplated by the parties hereto in connection with, or which is directly attributable to, the announcement of this Agreement and the transactions contemplated hereby.

     (f) "Permitted Lien" means a statutory Lien not yet delinquent; a purchase money Lien arising in the ordinary course of business consistent with past practices; a Lien reflected in the financial statements of the applicable party; or a Lien which does not materially detract from the value or impair the use of the asset or property in question.

     (g) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (h) "subsidiary" means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

                [THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                            TELOGY NETWORKS, INC.

                                            By:     /s/ JOSEPH A. CRUPI
                                              ----------------------------------
                                                Name: Joseph A. Crupi
                                                Title:  President and CEO

                                            TEXAS INSTRUMENTS INCORPORATED

                                            By:  /s/ WILLIAM A. AYLESWORTH
                                              ----------------------------------
                                                Name: William A. Aylesworth
                                                Title:  Senior Vice President,
                                                        Treasurer
                                                        and Chief Financial
                                                        Officer

                                            TNI ACQUISITION CORP.

                                            By:    /s/ MICHAEL J. HAMES
                                              ----------------------------------
                                                Name: Michael J. Hames
                                                Title:  President

     This Agreement is countersigned by the undersigned Depositary Agent as of the date first above written to acknowledge and agree to the provisions of
Article VIII that pertain to the Depositary Agent.

HARRIS TRUST AND SAVINGS BANK,
as Depositary Agent

By:
    -----------------------------------------------------
Name:
Title: